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                                                                     EXHIBIT 5.1



                                February 28, 2001


E.piphany, Inc.
1900 South Norfolk Street, Suite 310
San Mateo, California 94403

        Re:    Registration Statement on Form S-3

Ladies and Gentlemen:

        We are acting as counsel for E.piphany, Inc., a Delaware corporation (the "Company"), in connection with the registration of the resale under the Securities Act of 1933, as amended, of up to 238,032 previously issued shares (the "Shares") of the Company's Common Stock, $0.0001 par value per share. In this regard, we have participated in the preparation of a Registration Statement on Form S-3 relating to the Shares, to be filed by you with the Securities and Exchange Commission on or about February 28, 2001 (such Registration Statement, as it may be amended from time to time, is herein referred to as the "Registration Statement").

        We understand that the Shares are to be sold for resale to the public as described in the Registration Statement. As the Company's legal counsel, we have examined the proceedings taken, and are familiar with the proceedings taken, in connection with the sale and issuance of the Shares.

        It is our opinion that the Shares have been legally issued and are fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectuses constituting a part thereof, and any amendments thereto.

                                        Very truly yours,


                                        WILSON SONSINI GOODRICH & ROSATI
                                        Professional Corporation


                                        /s/ Wilson Sonsini Goodrich & Rosati